TEXAS EASTERN TRANSMISSION CORPORATION
Exhibit 12           COMPUTATION OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                              YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                  1999       1998      1997       1996      1995
                                                 -------    -------   -------    -------   -------
Earnings Before Income Taxes                      $ 315      $ 288     $ 233      $ 209     $ 207
Fixed Charges                                       109        112       115        119        93
                                                 -------    -------   -------    -------   -------
          Total                                   $ 424      $ 400     $ 348      $ 328     $ 300
                                                 =======    =======   =======    =======   =======

Fixed Charges
      Interest on debt                            $ 107      $ 111     $ 112      $ 116     $  90
      Interest component of rentals                   2          1         3          3         3
                                                 -------    -------   -------    -------   -------
          Fixed Charges                           $ 109      $ 112     $ 115      $ 119     $  93
                                                 =======    =======   =======    =======   =======

Ratio of Earnings to Fixed Charges                  3.9        3.6       3.0        2.8       3.2